Exhibit 99.2

Mesabi Trust Press Release

December 9, 2019 04:10 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)-- The Trustees of Mesabi Trust (NYSE:MSB) today reported that the Trust has initiated arbitration against Northshore Mining Company and its parent, Cleveland-Cliffs Inc. (jointly, the “Operator”), the lessee/operator of the leased lands.  The arbitration proceeding has been commenced with the American Arbitration Association.  The Trust asserts claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets.  More particularly, the claims involve the Trust’s allegations that the Operator has failed to properly record and calculate royalty amounts during the second and third quarters of 2019.  Based on information currently available to the Trust, the Trust seeks an award of damages, along with specific performance and declaratory relief.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, iron ore shipments, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, environmental hazards, health and safety conditions, regulation, litigation, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contacts

Mesabi Trust SHR Unit

904-271-2520